Exhibit 99.1

NEWS RELEASE

MVB Financial Files Application for Listing on Nasdaq
Continued Growth Positions MVB to Step Up to the Next Level

(FAIRMONT, W.Va.) Sept. 20, 2017 - MVB Financial Corp. (“MVB Financial”: OTCQB: MVBF), the holding company of MVB Bank, today announced it has filed an application to list its common stock on The Nasdaq Capital Market ®.

From the CEO:

“Submitting an application to the Nasdaq reflects progress in MVB’s strategic growth journey, going from $8.5 million to $170 million in market capitalization since 2005 with a long runway to grow. At MVB, we remain true to the values of a community bank, but we have big dreams and even bigger goals. One of those goals is to become eligible for inclusion on the Russell 2000 Index. We are grateful for our shareholder base that has trusted us, especially the friends and families that have invested in the private placements over the years,” said Larry F. Mazza, CEO and President, MVB Financial Corp.

Background:

MVB Financial’s move to Nasdaq gains higher visibility in the investment community, greater access to capital markets and improvements in stock liquidity. Being well-positioned for continued growth, MVB seeks to attract a more diverse base of stockholders, especially institutional investors. If the application is approved, MVB would be the first West Virginia company in 10 years and the first West Virginia bank in 18 years to be listed on The Nasdaq.
After the formation of MVB Bank in 1999, MVB Financial Corp. formed in 2004 as a bank holding company and in 2012 elected to become a financial holding company. MVB Financial includes multiple subsidiaries and affiliated businesses, including MVB Bank, Inc., and MVB Mortgage. The Company’s principal executive offices are located in Fairmont, W.Va.
Since 2015, MVB Bank, has launched seven banking locations, including the newest in Leesburg, Va., and Morgantown, W.Va., as well as new banking offices in Fairmont, W.Va.; in downtown Charleston, W.Va.; two acquired locations in the Eastern Panhandle of West Virginia; and, a location in Reston, Va. MVB offers its clients the convenience of state-of-the-art banking technology while retaining the personal touch of a community bank, setting MVB apart in key deposit markets. The MVB Bank footprint in West Virginia and Virginia now encompasses 15 total locations, as well as 18 MVB Mortgage locations in West Virginia; Virginia; Washington, D.C.; North Carolina; and South Carolina.

The Company must meet The Nasdaq Capital Market listing requirements to complete the listing. In addition to certain financial and shareholder requirements, the Company must also meet Nasdaq governance standards for public companies, including having a board with a majority of independent directors; meeting Nasdaq standards for the composition and duties of its audit, compensation and nominating committees; having a code of conduct; and holding an annual meeting of stockholders.

MVB’s Nasdaq listing application is subject to review and approval by Nasdaq’s Listing Qualifications Department to ensure compliance with all Nasdaq Capital Market standards. While the Company intends to satisfy all of Nasdaq’s requirements for initial listing, no guarantee can be given that its application will be approved. The Company’s common stock will continue to trade on the OTC Bulletin Board under its current symbol, “MVBF,” during the Nasdaq review process.

For more information about MVB Bank, visit www.MVBbanking.com or call toll-free 844-MVB-BANK (844-682-2265).

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 About MVB Financial Corp.

MVB Financial Corp. is a financial holding company headquartered in Fairmont, W.Va. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiary, MVB Mortgage, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic Region. The OTCQB is a market tier operated by the OTC Market Group Inc., for over-the-counter traded companies that are current in their reporting with a U.S. regulator. For more information, visit ir.mvbbanking.com.

Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include information concerning the listing of the Company’s common stock on The Nasdaq Capital Market and related benefits, potential eligibility for inclusion in the Russell 2000 index, and assumed future results of operations of the Company and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” “may,” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial and operational results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.